Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-55078, 333-157884, 333-158081, 333-174035 and 333-180632 on Form S-3 and Registration Statement Nos. 033-84510, 333-27201, 333-27203, 333-27205, 333-60333, 333-123829, 333-150399, 333-165151 and 333-174270 on Form S-8 of Colonial Properties Trust and subsidiaries (the “Company”) of our report dated February 28, 2013, except for changes in items reflected in discontinued operations discussed in Note 3, as to which the date is August 21, 2013, relating to the consolidated financial statements and financial statement schedules, appearing in this Current Report on Form 8-K of the Company dated August 21, 2013.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
August 21, 2013